Exhibit 19
INSIDER TRADING POLICY
I.PURPOSE
To promote compliance with the prohibitions against Insider Trading under federal securities laws. Such laws impose severe sanctions on persons who violate them, including criminal and civil liability. In addition, the SEC may penalize the Company and its directors and executive officers if its employees engage in Insider Trading and the Company has failed to take appropriate steps to prevent it.
II.SCOPE
A.COVERED PERSONS:

This Policy applies to:

1.Directors;
2.Employees;
3.Consultants to the Company with access to material nonpublic information; and
4.Any other individuals designated by the Chief Financial Officer or General Counsel. (“Covered Persons”).
B.COVERED TRANSACTIONS:
Transactions in Company securities covered by this Policy include: (i) purchases, (ii) sales, (iii) puts and calls, (iv) exercises of employee stock options, (v) discretionary transactions in Emerson stock held in qualified profit-sharing and savings plans, such as ESIP, (vi) discretionary transactions in non-qualified supplemental savings or profit-sharing plans or arrangements, (vii) discretionary transactions in the Dividend Reinvestment Plan (DRIP) (but regular payroll deduction contributions to these plans, and regular reinvestment of dividends under the DRIP, are not affected), (viii) gifts, (ix) donations, (x) pledging, (xi) hedging, (xii) short sales, (xiii) short-term trading, and (xiv) all transfers of Company securities not specifically exempted by the terms of this Policy.
C.EARNINGS BLACKOUT PERIODS:
The provisions of this Policy covering Earnings Blackout Periods apply to:
1.Directors;
2.Executive officers (for purposes of the Securities Exchange Act of 1934, as amended);
3.Corporate officers;
4.Any employee with access to the Company’s consolidated financial results while it is nonpublic information;
5.Any person whose duties include administrative support for the persons mentioned above; and

6.Any other individuals designated by the Company’s CEO, Chief Financial Officer or General Counsel.
III.FORMS
None
IV.DEFINITIONS
A.INSIDER TRADING: Purchases or sales of Company securities while aware of or in possession of material nonpublic information concerning the Company or tipping or disclosing material nonpublic information to others who might trade on the basis of that information.
B.MATERIAL INFORMATION: Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important when deciding to buy, hold or sell a security. Any information that could reasonably affect the price of the security is material. Any such information, whether it is positive or negative, favorable or unfavorable, should be considered material. There is no bright-line test for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances.
There are various categories of nonpublic information that are particularly sensitive and, generally, should always be presumed to be material. Examples of such nonpublic information include, but are not limited to:
1.Actual financial results prior to public release;
2.Earnings guidance, outlook, sales or profit projections, or changes thereto;
3.Significant acquisitions, dispositions, mergers or transactions;
4.Significant business developments, such as restructurings, large contracts or product developments;
5.Bank borrowings, financing transactions or liquidity issues outside the Company’s ordinary course of business;
6.Events regarding the Company’s securities (such as repurchase plans, stock splits, significant increases or decreases in dividends, changes to the rights of shareholders, or public or private sales of new equity or debt securities);
7.Significant pending or threatened government investigations or significant litigation;
8.A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
9.Key management changes; and
10.A change in auditors or notification that an auditor’s reports may no longer be relied upon.

In evaluating whether any information is material, please remember that someone else (including the SEC) will be viewing a securities transaction made by you with the benefit of “20/20 hindsight.” If in doubt, you should assume that the information is material or consult with the General Counsel.
C.NONPUBLIC INFORMATION: Nonpublic information is generally considered to be information that has not been previously disclosed or made available to the general public. You should presume that information is nonpublic unless it has been widely disseminated (i.e., you can point to its official release or disclosure by the Company in a press release, an SEC filing, or other widely available source of information such as a pre-announced earnings conference call or investor conference that is available by webcast on the Company’s website).
Information would not be widely disseminated if it is available only to the Company’s employees. Information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors, or because it has been covered in a speech to an audience, an interview, a website posting, or an article in a magazine.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb and react to the information. Information will generally be considered to be fully absorbed one complete business day after the information is released.
V.RESPONSIBILITY
A.PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION AND TIPPING: No Covered Person may, while he or she is aware of or in possession of any material nonpublic information relating to the Company, directly or indirectly, through family members or other persons or entities:
1.Engage in a transaction involving a purchase or sale (or offer to purchase or sell) in any securities of the Company;
2.Recommend the purchase or sale of any Company securities; or
3.Disclose material nonpublic information to any person if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities.
Covered Persons are responsible for the transactions of family members who reside with a Covered Person (including a spouse and children at home or away at college), anyone else who lives in a Covered Person’s household, any person financially dependent on a Covered Person, and all corporations, partnerships, trusts or other entities owned, influenced or controlled by any Covered Person (“Related Parties”). Covered Persons should make Related Parties aware of the need to confer with the Covered Person before they trade in Company securities, and a Covered Person should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the account of the Covered Person.
B.APPLICABILITY TO OTHER COMPANIES: This Policy also applies to purchases or sales of securities or the disclosure of material nonpublic information relating to any other company (including customers, suppliers, business partners and entities with which the Company is engaged, or is proposing to engage, in a corporate transaction such as a merger or joint venture) if a Covered Person obtains material nonpublic information about such company in the course of service to Emerson.
C.TENDER OFFERS: A Covered Person is prohibited from trading in securities in connection with a planned or ongoing tender offer if such Covered Person has material nonpublic information about the tender offer and knows or suspects that the information may have come directly or indirectly from the target or bidder. Such information may not be tipped to anyone else.
D.POST EMPLOYMENT: If a Covered Person is aware or in possession of material non-public information when his or her employment terminates, that individual may not trade in Company securities until that information has become public or is no longer material.
E.PERMITTED TRANSACTIONS: The following routine transactions, within the limits described, are not subject to the restrictions on trading in this Policy, although the Company reserves the right to prohibit any transactions as it, in its sole discretion, deems necessary.
1.The vesting or settlement of restricted stock, restricted stock units or performance shares, or the withholding or sale of stock back to the Company to satisfy tax withholding requirements upon vesting (the Policy does apply to any open market sale of stock received upon such vesting);
2.Acquisitions or dispositions of Company common stock under the Company’s profit-sharing and savings plans that are made pursuant to standing instructions not entered into or modified during a blackout period;
3.Transfers of shares from a transfer agent account or brokerage account to an identically titled brokerage account with identical share ownership rights;
4.Purchases or sales made pursuant to a “Trading Plan” that satisfies the requirements of the Section titled “Rule 10B5-1 Trading Plans” (below); and
5.Purchases of securities from the Company or sales of securities to the Company.
F.RULE 10B-5-1 TRADING PLANS: Subject to the General Counsel’s prior approval, Covered Persons may design, adopt and enter into written trading plans (“Trading Plans”) as contemplated by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. A Trading Plan that meets the requirements of Rule 10b5-1 may permit the insider to trade in Company securities during a period in which he or she would otherwise be prohibited from trading by this Policy. A Trading Plan may only be adopted and put in place outside of a blackout period and when the adopting person is not in possession or aware of material nonpublic information.
VI.BLACKOUT PERIODS AND PRECLEARANCE REQUIREMENTS
A.EARNINGS BLACKOUTS: No person covered by Section II, SCOPE item C may engage in transactions involving Company securities during the following time periods (each, an “Earnings Blackout Period”):
1.The period from the 1st day of the month following the end of a fiscal quarter (Jan. 1, April 1, July 1, Oct. 1) until one complete business day after the filing of the Company’s earnings release for that quarter (typically between 30 and 40 days after quarter end). Earnings releases appear on Emerson’s website, www.Emerson.com, “Investor Relations”, “Financial Releases”; or
2.During such other periods as may be established from time to time by the Board, the Chief Executive Officer, General Counsel or the Chief Financial Officer considering events or developments affecting the Company.
When deemed necessary or appropriate, senior management may begin the Earnings Blackout Period earlier, extend it, apply it to a different group of persons or otherwise modify it. In addition, no person covered by Section II, SCOPE item C shall inform a person not covered by Section VI that a blackout period imposed because of events or developments is in effect.
B.EVENT SPECIFIC BLACKOUT PERIODS: From time to time, an event may occur that is material to the Company and is known only by certain persons. Senior management may in such instance notify such persons that so long as the event remains material and non-public, such persons may not trade Company securities. The existence of an event-specific blackout period or an early beginning to the blackout period will not be announced to the Company as a whole and should not be communicated to any other person.
C.PRECLEARANCE TO TRADE, GIFT OR TRANSFER: Directors, executive officers, corporate officers and all other officers covered by earnings blackouts that wish to trade, gift (including, for example, charitable donations and gifts to family members) or otherwise transfer Emerson securities outside the blackout period must also obtain the advance permission (in writing/e-mail) of the Company’s CFO and General Counsel. Approval by both the CFO and the General Counsel is required.
Before requesting pre-clearance, the requestor must carefully consider whether he or she may be in possession or aware of material nonpublic information about the Company. If a pre-clearance request is denied, the requestor must refrain from initiating any transaction in Company securities, and not inform any other person of the denial. Transactions that are pre-cleared must be effected within three business days of receipt of pre-clearance and, in all cases, prior to the beginning of the next blackout period, unless an exception is granted. If not effected within this time period, the transactions must be re-submitted for pre-clearance.
Even if you receive pre-clearance and it is outside a blackout period, the general prohibition against trading and disclosing still applies if you are aware of or in possession of material nonpublic information. The blackout policy and preclearance procedures are in addition to the general Insider Trading prohibitions and are not a substitute therefor.
VII.PREVENTION OF INSIDER TRADING BY OTHERS
The Company, its directors and officers and some supervisory personnel could be deemed “controlling persons” subject to potential liability under the securities laws. Accordingly, it is incumbent on these persons to maintain an awareness of possible Insider Trading violations by persons under their control and to take measures where appropriate to prevent such violations. Directors, officers and other supervisory personnel who become aware of a potential Insider Trading violation or a violation of this policy should immediately advise senior management and should take steps where appropriate to prevent persons under their supervision from using inside information for trading purposes.

VIII.ADDITIONAL PROHIBITED TRANSACTIONS
A.PLEDGING: Directors and elected corporate officers must comply with the Company’s Share Pledging Policy, which generally prohibits pledging shares of the Company’s common stock as collateral for loans. No Covered Person may purchase the Company’s securities “on margin” or pledge Company securities as collateral for a loan. If any person becomes subject to this Policy at a time when he or she has Company securities pledged as collateral for a loan, the pledge must be released within one year.
B.HEDGING: Directors and executive officers (for purposes of Section 16 of the Exchange Act) must comply with the Company’s hedging policy, which generally prohibits engaging in transactions to hedge or offset value declines in the value of our stock such as short selling (i.e., selling securities that are not owned by the seller), put or call options, forward sale or purchase contracts, equity swaps and exchange funds. Covered Persons also may not engage in transactions that hedge or offset declines in value Company securities such as put or call options, or transactions in derivative securities.
C.SHORT SALES: No Covered Person may engage in short sales of Company securities, including short sales “against the box”.
D.SHORT-TERM TRADING: Directors and executive officers of the Company are prohibited from engaging in an open market purchase and sale (or vice versa) of Company securities of the same class within a six month period unless the transaction would be exempt from “short swing” liability under Section 16 of the Exchange Act.
IX.COMPLIANCE WITH OTHER REQUIREMENTS
Directors and executive officers of the Company are reminded of their obligations to comply with other requirements in respect of transactions in Company securities, including:
A.Compliance with Rule 144, including the filing of a Form 144 before selling a limited amount of Emerson common stock in an open market sale pursuant to an “ordinary brokerage transaction,” and the use of a knowledgeable broker;
B.Immediate post-transaction notification of sufficient detail of any transaction to facilitate the timely preparation and filing of any reports required by Section 16 of the Exchange Act;
C.Avoidance of Section 16 “short-swing profit” liability or any purchase and sale (or sale and purchase) of Emerson common stock within six months; and
D.Prohibition on transactions during a “pension plan blackout.”
X.PENALTIES FOR VIOLATION
In addition to significant penalties imposed by law, violation of any of the foregoing rules is grounds for disciplinary action by the Company, including employment termination.
XI.COMPANY ASSISTANCE AND EDUCATION; ADMINISTRATION
Covered Persons shall cooperate with any training and compliance programs instituted by the Company in furtherance of this Policy. Directors and employees may be required to certify their understanding of, and intent to comply with, this Policy. Any person who has any questions about specific transactions may obtain additional guidance from the General Counsel. The Company reserves the rights to amend and interpret this Policy from time to time.